Execution Copy

December 21, 2006

Macquarie FBO Holdings LLC Company Inc.
125 West 55th Street, 9th Floor
New York, NY 10019
Attention: Peter Stokes

Re: Supermarine FBO Acquisition

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan Agreement, dated as of June 28, 2006 (as the same has been amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among North America Capital Holding Company, a Delaware company, as Borrower (now known as Atlantic Aviation FBO Inc. and hereinafter referred to as the “Borrower”), the lenders party thereto, and Mizuho Corporate Bank, Ltd. (“Mizuho”), as Administrative Agent (with The Governor and Company of the Bank of Ireland (“BOI”) acting as Documentation Agent, Bayerische Landesbank, New York Branch (“BLB”) acting as Syndication Agent, BOI, BLB and Mizuho, acting as Lead Arrangers (collectively, in such capacity, the “Lead Arrangers”), and Macquarie Bank Limited, acting as Co-Lead Arranger, under such existing credit facilities (the “Existing Credit Facilities”).

You have advised the Lead Arrangers that your subsidiary, Macquarie FBO Holdings LLC, a Delaware corporation (“MFBO”) and the parent company of the Borrower, intends to (i) enter into a membership interest purchase agreement with David G. Price (the “Stewart Purchase Agreement”), pursuant to which MFBO will acquire 100% of the equity interests in Supermarine of Stewart, LLC, a Delaware limited liability company; (ii) enter into a business purchase agreement with David G. Price, Dallas P. Price-Van Breda, and Supermarine Aviation Ltd., a California corporation (the “Santa Monica Purchase Agreement” and, collectively with the Stewart Purchase Agreement, the “Purchase and Sale Agreements”), pursuant to which MFBO will acquire 100% of the equity interests in Aviation Contract Services, Inc., a California corporation, Supermarine Investors, Inc., a California corporation, and Supermarine of Santa Monica, L.P., a California limited partnership (such companies, together with Supermarine of Stewart, LLC, the “Supermarine Companies”, and the purchase and sale transactions described in clauses (i) and (ii) together hereinafter referred to as the “Acquisition”); and (iii) thereafter assign its rights and obligations under the Purchase and Sale Agreements to the Borrower. The aggregate purchase price for the Acquisition prior to adjustments as set forth in the Purchase and Sale Agreements is $85,000,000.

You have also advised the Lead Arrangers that the Acquisition will be funded as follows: (i) MFBO will make a cash common equity contribution to the Borrower and (ii) the Existing Credit Agreement will be amended (the “Amended Credit Agreement”) to provide for an increase in the existing term loan facility of up to $32.5 million (the “Supermarine Acquisition Term Facility” and, together with the Existing Credit Facilities, the “Senior Credit Facilities”), 100% of the net proceeds of which will be drawn in a one-time borrowing to fund a portion of the Acquisition purchase price and to pay related costs. The Acquisition and financing therefor and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, each Lead Arranger is pleased to advise you of its commitment to provide up to one-third (1/3) ($10.83 million) of the aggregate principal amount of the Supermarine Acquisition Term Facility. Mizuho shall continue to act as the sole and exclusive Administrative Agent for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this letter agreement and in the Loan Facilities Term Sheet attached as Exhibit A hereto and incorporated herein by this reference (the “Term Sheet” and, together with this letter agreement, this “Commitment Letter”). All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

The commitment of each Lead Arranger hereunder and the undertaking of each Lead Arranger to provide the services described herein are subject to (i) the Borrower having accepted from each other Lead Arranger aggregate commitments for the remaining two-thirds (2/3) ($21.67 million) of the aggregate principal amount of the Supermarine Acquisition Term Facility on terms identical to those of such Lead Arranger, (ii) the satisfaction of each of the conditions precedent specified in the Term Sheet in a manner acceptable to such Lead Arranger, and (iii) the negotiation, execution and delivery of definitive documentation (the “Credit Documentation”) for the Supermarine Acquisition Term Facility consistent with the Term Sheet and otherwise satisfactory to such Lead Arranger.

The Lead Arrangers intend to commence syndication of the Supermarine Acquisition Term Facility promptly upon execution of the Purchase and Sale Agreements. You agree to actively assist, and to cause the Borrower to actively assist, the Lead Arrangers in achieving a syndication of the Supermarine Acquisition Term Facility that is satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arrangers and the other Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete syndication, including, but not limited to, information and evaluations prepared by you, the Borrower and your and their advisors, or on your or their behalf, relating to the Transaction, (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Supermarine Acquisition Term Facility, (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Borrower, and (d) otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Borrower available from time to time to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of prospective Lenders.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders (with your consent, not to be unreasonably withheld or delayed) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Supermarine Acquisition Term Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein in the Term Sheet.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to the Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) or by the Borrower or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made and (b) all financial projections concerning the Borrower and/or any of its subsidiaries that have been or are hereafter made available to the Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) or by the Borrower or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it is understood and acknowledged, however, that such Projections are based upon a number of estimates and assumptions and are subject to significant business, economic and competitive uncertainties and contingencies and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results). You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Supermarine Acquisition Term Facility (the “Closing Date”) so that the representations, warranties and covenants in the immediately preceding sentence are correct on the Closing Date. In issuing this commitment and in arranging the Supermarine Acquisition Term Facility, the Lead Arrangers are and will be using and relying on the Information.

You agree to indemnify and hold harmless each Lead Arranger, each Lender and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby and (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that each Lead Arranger shall only have liability to you (as opposed to any other person), that each Lead Arranger shall be liable solely in respect of its own commitments to the Senior Credit Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of such Lead Arranger's obligations hereunder to negotiate in good faith definitive documentation for the Supermarine Acquisition Term Facility on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. In the event that any claim or demand by a third party for which you may be required to indemnify an Indemnified Party hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify you in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually materially prejudiced thereby.

You shall be entitled to appoint counsel of your choice at your expense to represent an Indemnified Party in any action for which indemnification is sought (in which case you shall not thereafter be responsible for the fees and expenses of any separate counsel retained by that Indemnified Party except as set forth below); provided, however, that such counsel shall be satisfactory to such Indemnified Party. Notwithstanding your election to appoint counsel to represent an Indemnified Party in any action, such Indemnified Party shall have the right to employ separate counsel (including local counsel, but only one such counsel in any jurisdiction in connection with any action), and you shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by you to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and you and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to you; (iii) you shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) you shall authorize the Indemnified Party to employ separate counsel at your expense. You shall not be liable for any settlement or compromise of any action or claim by an Indemnified Party affected without your prior written consent, which consent shall not be unreasonably withheld or delayed.

At the earlier of the Closing Date or the termination of this Commitment Letter, you agree to reimburse or cause the Borrower to reimburse the Lead Arrangers for all reasonable out-of-pocket costs and expenses (including, but not limited to, expenses relating to due diligence investigations, consultants’ and other professional and advisory fees, travel expenses and fees, disbursements and reasonable charges of counsel) incurred by the Lead Arrangers in connection with preparing, negotiating and/or executing the Credit Documentation and this Commitment Letter and term sheets, in each case whether or not incurred before or after the date of this Commitment Letter.

All payments to be made under this Commitment Letter shall be paid in U.S. dollars and in immediately available, freely transferable cleared funds to such account with such bank as each Lead Arranger notifies to the Company, and shall be paid without (and free and clear of any deduction for) set-off or counter-claim and without any deduction or withholding for or on account of tax (a "Tax Deduction") unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, you shall pay such tax and the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

This Commitment Letter and the Term Sheet and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction, the Supermarine Companies, or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter attached as Exhibit B to this Commitment Letter, after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The Lead Arrangers shall be permitted to use information related to the arrangement of the Supermarine Acquisition Term Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; provided, that any press release or public announcement shall not be made without your prior written consent, not to be unreasonably withheld or delayed. The Lead Arrangers hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), they are required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Lead Arrangers to identify you in accordance with the Act.

You acknowledge that each Lead Arranger or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Lead Arranger agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you, the Borrower and your and their respective affiliates with the same degree of care as it treats its own confidential information. Each Lead Arranger further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Lead Arranger is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Borrower or any of your or its respective affiliates that is or may come into the possession of such Lead Arranger or any of such affiliates.

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Supermarine Acquisition Term Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Lead Arrangers hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder upon the execution of all definitive documentation for the Supermarine Acquisition Term Facility and the initial extension of credit thereunder.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier, e-mail or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and the Lead Arrangers hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Term Sheet), the Transaction and the other transactions contemplated hereby and thereby or the actions of the Lead Arrangers in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Lead Arrangers may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.

This Commitment Letter, together with the Term Sheet, embodies the entire agreement and understanding among the Lead Arrangers, you, and your affiliates with respect to the Supermarine Acquisition Term Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment and undertakings of the Lead Arrangers hereunder are not limited to those set forth herein or in the Term Sheet. Those matters that are not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties. No party has been authorized by the Lead Arrangers to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. This Commitment Letter shall not be amended or modified except in writing signed by all parties hereto.

This Commitment Letter and all commitments and undertakings of the Lead Arrangers hereunder will expire at 5:00 p.m. (New York City time) on December 22, 2006 unless you execute this Commitment Letter and return it to us prior to that time. Thereafter, all commitments and undertakings of the Lead Arrangers hereunder will expire on the earlier of (a) 60 days after the date of this letter, unless the definitive documents for the financing of the Transaction have been executed and delivered, and (b) the acceptance by you or any of your affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Borrower and their subsidiaries other than as part of the Transaction. In consideration of the time and resources that the Lead Arrangers will devote to the Supermarine Acquisition Term Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facilities for the Borrower and their subsidiaries with respect to the matters addressed in this letter.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

MIZUHO CORPORATE BANK, LTD.

By:	/s/ C. Stolarski

Name:	C. Stolarski
Title:	Senior Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

By MACQUARIE FBO HOLDINGS LLC
By MACQUARIE INFRASTRUCTURE COMPANY INC. (d/b/a Macquarie Infrastructure Company (US)), as Managing Member

By: /s/ Peter Stokes

Name:	Peter Stokes
Title:	CEO

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Peter O’Neill

Name:	Peter O’Neill

Title:	Senior Vice President

By:	/s/ Eric A. Muth

Name:	Eric A. Muth

Title:	Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

By MACQUARIE FBO HOLDINGS LLC
By MACQUARIE INFRASTRUCTURE COMPANY INC. (d/b/a Macquarie Infrastructure Company (US)), as Managing Member

By: /s/ Peter Stokes

Name:	Peter Stokes
Title:	CEO

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BAYERISCHE LANDESBANK, NEW YORK BRANCH

By:	/s/ Thomas Augustin

Name:	Thomas Augustin

Title:	Vice President

By:	/s/ Donna M. Quilty

Name:	Donna M. Quilty

Title:	Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

By MACQUARIE FBO HOLDINGS LLC
By MACQUARIE INFRASTRUCTURE COMPANY INC. (d/b/a Macquarie Infrastructure Company (US)), as Managing Member

By: /s/ Peter Stokes

Name:	Peter Stokes
Title:	CEO

EXHIBIT A

Indicative Summary of Terms and Conditions

December 21, 2006

The terms and conditions contained in the documents in respect of the existing Loan Agreement will apply equally to this transaction, subject only to those variations and amendments which are expressly identified in this Indicative Summary of Terms and Conditions. Capitalized expressions in this document which are not otherwise defined are to be attributed the same meaning as provided in Appendix A to the existing Loan Agreement.

I. The Parties

1. Borrower
Atlantic Aviation FBO Inc. (“Atlantic”) whose sole business is the ownership of entities (“Project Entities”) that operate Fixed Base Operations (FBO’s) and manage airports, and is seeking to acquire Supermarine of Santa Monica, L.P., Aviation Contract Services, Inc., Supermarine of Stewart, LLC and Supermarine Investors, Inc. (together, the “Supermarine Companies”).

2. Purpose
To amend the existing Amended and Restated Loan Agreement, dated as of June 28, 2006 (the "existing Loan Agreement"), among the Borrower, the Lenders thereto and the Administrative Agent to provide an additional $32.5 million of term loan debt needed to fund a portion of the acquisition price of the Supermarine Companies and related acquisition costs.

3. Equity Investor	Macquarie FBO Holdings LLC, a Delaware limited liability company, indirectly 100% owned by Macquarie Infrastructure Company Trust, a New York Stock Exchange listed entity (“MIC”).

4. Lead Arrangers	Mizuho Corporate Bank, Ltd., Bayerische Landesbank, New York Branch and The Governor and Company of the Bank of Ireland

5. Syndication Agent	Bayerische Landesbank, New York Branch

6. Administrative Agent	Mizuho Corporate Bank, Ltd.

7. Documentation Agent	The Governor and Company of the Bank of Ireland

8. Senior Lenders	Lead Arrangers and other banks or financial institutions to whom the Facilities may be syndicated.

9. Initial Lenders	As to the Existing Term Loan Facility, the Lead Arrangers and Macquarie Bank Limited, as Co-Lead Arranger. As to the Supermarine Acquisition Term Facility, the Lead Arrangers and other Lenders.

10. Revolving Loan Lender	Mizuho Corporate Bank, Ltd.

11. Lenders' Legal Advisor	Orrick, Herrington & Sutcliffe LLP

12. Other Consultants	Technical: Leigh Fisher Associates (a division of Jacobs Consulting Inc.) Environmental: Environmental Strategies Consulting Insurance: Moore-McNeil, LLC

II. The Facilities

14. The Facilities	The Facilities will consist of the following:
	(i)	Existing Term Loan Facility of a principal aggregate amount of $480,000,000, 100% of which was drawn on or before July 11, 2006;
	(ii)	Supermarine Acquisition Term Facility of a principal aggregate amount of up to $32,500,000; and
	(iii)	Revolving Credit Facility of a principal aggregate amount of $5,000,000.

The Supermarine Acquisition Term Facility will be used to partially finance the acquisition of the Supermarine Companies.

Existing Term Loan Facility

15. Use of Proceeds
$300 million of the proceeds of the Existing Term Loan Facility (the "Refinancing Portion") were used to refinance existing debt of North America Capital Holding Company and Macquarie Airports North America Inc., pay for related costs and expenses, and finance a distribution to Equity Investor, and an additional $180 million of the proceeds of the Existing Term Loan Facility (the "Trajen Financing Portion") were used to finance the acquisition of the equity interest in Trajen Holdings, Inc. and pay for related costs and expenses. 100% of the proceeds of the Existing Term Loan Facility were drawn on or before July 11, 2006.

16. Term Loan Maturity Date	December 12, 2010.

17. Closing Date	Refinancing Portion: December 12, 2005 Trajen Financing Portion: July 11, 2006

Supermarine Acquisition Term Facility

18. Use of Proceeds	The proceeds of the Supermarine Acquisition Term Facility will be available to finance the acquisition of 100% of the equity in the Supermarine Companies.

19. Drawdown	Advances under the Supermarine Acquisition Term Facility will be made in a single distribution up to the full principal amount of the Supermarine Acquisition Term Facility.

20. Repayment
The Supermarine Acquisition Term Facility, together with the Existing Term Loan Facility, will comprise 100% of the term loan facility under the amended Loan Agreement (the "Term Loan Facility"). For the avoidance of doubt, the borrowing under the Supermarine Acquisition Term Facility are subject to the same repayment terms and conditions as those applicable to the Existing Term Loan Facility.

All amounts outstanding under the Term Loan Facility (including advances made under the Supermarine Acquisition Term Facility) shall be due and payable pari passu in full on the Term Loan Maturity Date (defined above).

21. Termination of Supermarine Acquisition Term Facility	Unused commitments under the Supermarine Acqusition Term Facility will be terminated on the earlier of (i) the day of a partial draw down of such facility or (ii) March 31, 2007.

22. Projected Amendment Signing Date	January 12, 2007

Revolving Credit Facility

23. Use of Proceeds	Borrower may utilize the Revolving Credit Facility for Letters of Credit and working capital requirements.

24. Revolving Loan Maturity Date	Term Loan Maturity Date.

25. Closing Date	December 12, 2005.

26. Drawdown	Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

27. Prepayment
Prepayments of the Revolving Credit Facility are permitted without penalty on any Interest Payment Date upon not less than three (3) days prior written notice to the Revolving Loan Lender. Optional Prepayments of the Revolving Credit Facility must be made in a minimum amount of $100,000 and in increments of $50,000. All amounts outstanding under the Revolving Credit Facility shall be due and payable in full on the Revolving Loan Maturity Date.

III. Terms of the Credit Facilities

28. Mandatory Prepayment	The Borrower shall promptly make Mandatory Prepayments in the following situations. The Mandatory Prepayments shall be applied to the term loans under the Term Loan Facility (the "Loans"), including any amounts added to the Term Loan Facility due to draws under the Supermarine Acquisition Term Facility.

i. If any insurance or condemnation proceeds (other than business interruption insurance) are not used for reconstruction, Borrower will prepay that amount of the Loans, without penalty, subject to appropriate materiality tests.

ii.     If, during any fiscal year, any net proceeds from a sale of the Borrower's or its subsidiary's property that is not used to purchase replacement assets exceeds $250,000, Borrower will prepay the Loans in the amount of such excess; subject, however, to the last paragraph in Section 37 - Undertakings with respect to the management contracts business.

iii.     If Borrower or its subsidiaries incurs debt for borrowed money that is not permitted indebtedness, 100% of the net debt proceeds will be applied to prepay the Loans.

iv. If Borrower or its subsidiaries sells or issues equity securities (other than any issuance or sale to fund expansion capital expenditures or to prepay Loans in the event described in paragraph vi below, or certain intercompany issuances), 100% of the net equity proceeds will be applied to prepay the Loans.

v. The proceeds of any termination payment or similar compensation received in respect of the termination of any FBO Lease, any management contract or the heliport contract, will be applied to prepay the Loans.

vi. If one or more Distribution Requirements are not satisfied for two consecutive Distribution Dates following a deposit of Excess Cash Flow to the Special Reserve Account as described in Section 31 below.

vii. If, during the Leverage Ratio Test Period, the Debt to EBITDA Ratio (as defined below) is higher than amounts set out below, Borrower will be required to sweep all cash to pay down the Loans until the following ratios have been achieved. Failure to achieve the following ratios within two quarters after the test date shall result in an Event of Default:

	Date of Debt to EBITDA Ratio test	Maximum ratio

From the third anniversary of term loan drawdown
	To fourth anniversary:	5.5x
	From the fourth anniversary of term loan drawdown	5.0x
To six months prior to Maturity Date:
From six months prior to Maturity Date
	To full repayment:	4.5x

In all cases the debt repayment can be made from cash on hand or additional equity injection from Equity Investor.

29. Optional Prepayment
Prepayments of the Term Loan Facility are permitted without penalty (subject to the payment of any break funding costs incurred, including reversing interest rate hedging transactions) upon at least five Business Days written notice. Optional Prepayments of the Term Loan Facility must be made in a minimum amount of $1,000,000 and in increments of $500,000. Amounts repaid under the Term Loan Facility may not be redrawn.

30. Mandatory Debt Service	Interest, Commitment Fee, Agency Fee and periodic scheduled hedging obligations payable by the Borrower will be considered Mandatory Debt Service.

31. Restricted Payments (Lock-Up)	Borrower may make quarterly distributions (within 35 days following each quarterly payment date) so long as the following conditions (together, the “Distribution Requirements”) have been met:

	i.	The DSCR for the preceding twelve month period (modified to exclude from the calculation of net cash flow any equity contributions received by the Borrower from the Equity Investor not used to pay for expansion capital expenditures or for any unusual and non-recurring fees and expenses relating to the integration of the FBO businesses) is 1.50 or higher;
	ii.	The DSCR for the subsequent twelve month period is projected to be 1.50 or higher;
	iii.	Debt Service Reserve Account is fully funded;
	iv.	During the EBITDA Test Period, no failure of the Applicable Minimum EBITDA has occurred and no Lock-Up Period is outstanding;
	v.	Mandatory Prepayments have been made; and,
	vi.	No Default or Event of Default exists.

In the event that distributions are not permitted due to failure to achieve the Distribution Requirements, then monies which would have been distributed absent such failure will be deposited and trapped in the Special Reserve Account. Following such deposit, if on each of the next succeeding two (2) Distribution Dates the Distribution Requirements are not satisfied, then all monies which have been on deposit in the Special Reserve Account for at least six (6) months shall be applied to a Mandatory Prepayment of the Term Loan Facility. All monies on deposit in the Special Reserve Account (and not required to make a Mandatory Prepayment in accordance with the preceding sentence) shall be available for distribution if the Distribution Requirements are satisfied for each of the succeeding two Distribution Dates.

32. Applicable EBITDA Minimum	At each distribution date during the period from the disbursement date of the proceeds of the Supermarine Acquisition Term Facility through December 31, 2008 (the "EBITDA Test Period"), trailing 12 month EBITDA (on a pro forma basis, as if all facilities had been owned for the full twelve months), and excluding amounts paid by the Supermarine Companies as management fees to American Airports Corporation prior to their acquisition by the Borrower), shall exceed the following levels:

		Year	Minimum EBITDA
		2006	$66.90 million
		2007	$78.16 million
		2008	$84.10 million

33. Collateral	The Facilities are, among other things, secured by a grant of first priority security interest in the following property (subject to acceptable encumbrances):
	i.	Project Revenues (including all income, revenues, all interest earned on deposits and reserves, rates, fees, charges, rentals, or other receipts derived by or related to the operations of the Borrower and its subsidiaries, and any revenues assigned to the Borrower and its subsidiaries and proceeds of the sale or other disposition of all or any part of the Borrower’s or its subsidiaries' assets (“Project Revenues”), project accounts and cash therein, including the Debt Service Reserve Account.
ii.	(A) Pledge of shares of the Borrower and (B) as and to the extent permitted under the terms of the applicable FBO Leases and other airport services contracts, pledge of shares of each of the subsidiaries of the Borrower. The Borrower will make all reasonable efforts to obtain the consent of the airport authorities to the extent such consent is required under the applicable FBO lease to pledge the subsidiary's shares. If, despite such efforts, the Borrower is unable to obtain all relevant consents, such subsidiaries will be arranged so as to be directly and wholly-owned by a single purpose affiliate whose shares will be pledged.
iii. Security interest in substantially all assets of the business, including all management contracts and FBO leases (subject to release to accommodate the sale transaction described in Section 37 below), all other material agreements and rights to receive Project Revenues (including fuel contracts, subleases, service agreements, employment agreements), licenses, equipment and machinery, inventory (including jet fuel) and account receivables and intellectual property (including the “Atlantic Aviation” brand name and any other material acquired intellectual property) whether existing at the Amendment Closing Date or thereafter acquired, and the proceeds thereof. Note that under most of the FBO leases, including the Supermarine FBO Leases, prior consent of the airport authority is required to collaterally assign the FBO leases, and the Borrower is obligated to use commercially reasonable efforts to obtain consents from the airport authorities. To the extent consent is not given, the equity interests in the lessees under the Supermarine leases will be pledged as collateral.

	iv.	Insurance policies and any claims or proceeds.

34. Hedging Requirements
Borrower is required to enter into interest rate hedges or novation arrangements with the swap providers from the original financings at financial close for at least 100% of the Term Loan Facility interest rate exposure, for the remaining term of the Term Loan Facility. All hedging payments will rank pari-passu with the Facilities.

35. Representations and Warranties	Includes:
	i.	Valid existence of Borrower;
	ii.	Due authorization of Borrower;
	iii.	Governing law, enforcement of judgments, validity and admissibility;
	iv.	No default;
	v.	Consolidated financial statements of Borrower and its subsidiaries are in accordance with its books and records and GAAP (subject to the waiver and consent provided by the Required Lenders as of October 11, 2006 with respect to certain restated financial statements for the 2005 and 2006 periods);
	vi.	Funding of pension plans and compliance with ERISA;
	vii.	Payment of taxes (subject to customary contest rights);
	viii.	No material pending or threatened uninsured litigation;
	ix.	Ownership of or leasehold interest in assets;
	x.	No breach of environmental or other laws in any material respect (subject to customary contest rights);
	xi.	No other business;
	xii.	Insurance coverage is in line with prudent market practice;
	xiii.	All consents, filings, and licenses etc. required for conduct of business have been obtained and are in full force and effect;
	xiv.	No indebtedness for borrowed money other than permitted indebtedness;

	xv.	Effectiveness, enforceability of material agreements;
	xvi.	Creation, perfection and first priority of liens (except permitted liens);
	xvii.	Solvency;
	xviii.	No Material Adverse Effect;
	xix.	Due authorization and valid issuance of all outstanding equity interests of Borrower and its subsidiaries;
	xx.	Non-deferred payment of purchase price for aviation fuel at prevailing market prices at time of delivery; and
	xxi.	Accuracy of information furnished.

36. Conditions Precedent	Conditions Precedent to signing of the amended loan documentation will be similar to the conditions precedent set forth in Section 4.2 of the existing Loan Agreement (with necessary adjustments to account for the contemplated transaction with Supermarine rather than Trajen) and in customary form for transactions of this nature. The delivery to the Lead Arrangers of final reports prepared by the Technical Advisor, the Environmental Consultant, the Model Auditor and the Insurance Consultant will not be a condition precedent to signing to the extent such reports are provided prior to the issuance of the Commitment Letter.

Conditions Precedent to advance under the Supermarine Acquisition Term Facility will be similar to the conditions precedent set forth in Sections 4.3 and 4.4 of the existing Loan Agreement (with necessary adjustments to account for the contemplated transaction with Supermarine rather than Trajen) and in customary form for transactions of this nature. In addition, conditions precedent to advance shall include payment of the Underwriting Fees and Arrangement Fees (each as set forth in the fee letter attached as Exhibit B to the Commitment Letter), funding by MIC of a minimum of $48.8 million of equity, and the receipt of financial statements for the Supermarine Companies for the year ended December 2005 as audited by Lesley, Thomas, Schwarz & Postma, Inc., showing no material differences between the audited statements and the unaudited 2005 statements delivered as a condition precedent to signing of the amended loan agreement.

The delivery to the Lead Arrangers of revised base case projections satisfactory to the Lead Arrangers will not be a condition precedent to advance under the Supermarine Acquisition Term Facility to the extent such projections are provided prior to the issuance of the Commitment Letter.

37. Undertakings	Positive and negative undertakings given by the Borrower as set forth in the existing Loan Agreement and in customary form for transactions of this nature with appropriate adjustments being made to account for the addition of the Supermarine Acquisition Term Facility, including without limitation appropriate materiality tests, permitted exceptions and, where appropriate, de minimis provisions.

The amendment to the existing Loan Agreement will include a carveout to the prohibition against asset sales and dispositions for the sale of 100% of the management contracts business currently operated by certain of the Borrower's subsidiaries, to the extent such sale is permitted by the terms of the relevant management contracts and in accordance with all applicable law, in favor of a reputable entity with sufficient experience in operating such services, and under arrangements whereby the Borrower and its Subsidiaries have no liability (contingent or otherwise, except with respect to customary representations and warranties given by the purchaser in the Purchase Agreements to the extent a breach thereof may give rise to a contingent liability) relating to such operations after the sale. 100% of the net proceeds of the sale will be passed to the Investor as a dividend distribution, provided that 100% of any net proceeds in excess of $9.3 million will be applied to prepay the Loans.

38. Event of Default	Includes:

	i.	Non-payment (with 3 Business Days grace for interest and other non-principal amounts);
	ii.	Failure by the Borrower to comply with covenants relating to inspections of the property and offices of the Borrower and its Subsidiaries, Use of Proceeds; insurance, a default under any Subsidiary Guaranty or other Security Document, legal existence and good standing of the Borrower and its Subsidiaries, hedging arrangements, compliance with legal requirements and contractual obligations, provision of Additional Collateral, its obligations in respect of New Subsidiaries and all Negative Covenants;
	iii.	Default by the Borrower or any other Loan Party in performance or breach of other obligations or undertakings under any Loan Document not remedied within a 30-day remedy period for affirmative covenants (extendable for longer period granted at Administrative Agent’s discretion if remedy cannot be accomplished in 30 days and is being diligently pursued and extension does not result in a Material Adverse Effect);
	iv.	Any representation or warranty made by the Borrower or any other Loan Party being untrue in any respect which will or may have a Material Adverse Effect;
	v.	Cross-default by the Borrower or any of its Subsidiaries with respect to any other debt (other than in respect of any subordinated debt) subject to materiality threshold of $500,000;
	vi.	Bankruptcy and insolvency events involving the Borrower or any of its Subsidiaries;
	vii.	Failure of Borrower or its subsidiaries to pay unstayed and uninsured judgments in excess of $500,000 within 30 days;

viii.	Change of business;
ix.	Any insurance required is terminated, ceases to be valid or is amended so as to have a Material Adverse Effect unless substantially similar cover (and which is otherwise in compliance with the Borrower’s insurance covenants) replaces such insurance;
x.	Nationalization, condemnation or government taking without fair value being paid therefor (so to allow replacement of such property or prepayment of the Obligations);
xi.	Required authorizations are revoked or terminated (unless reinstated within 10 days or such longer period as necessary so long as such event could not reasonably be expected to have a Material Adverse Effect and Borrower is diligently pursuing reinstatement);
xii.	The Borrower or any of its Subsidiaries fails to comply with applicable laws, including all applicable environmental laws, that will result in a Material Adverse Effect;
xiii.	Backward DSCR is less than or equal to 1.20 as of the end of any quarter;
xiv.	Change of Control;
xv.	Failure to perform any Material Contract (subject to 30 day remedy period or such longer period granted at the Administrative Agent’s discretion if remedy cannot be accomplished in 30 days and is being diligently pursued and extension does not result in a Material Adverse Effect); provided that failure on the part of a party other than the Borrower or its subsidiaries is an Event of Default only if such failure has Material Adverse Effect;
xvi.	Inappropriate use of, or withdrawal of funds from, project accounts by the Borrower or any party to a Material Contract;
xvii.	Default under the Subsidiary Guaranty or any other Security Document;
xviii.	Any Loan Document ceases to be in full force and effect; or Security ceases to be effective as first priority security (subject to Permitted Liens); or the issuance of any equity securities are not subject to first priority, perfected lien;
xix.	Any reportable ERISA event;
xx.	Any Material Contract ceases to be in full force and effect, or is terminated prior to the scheduled expiration date, or any material provision thereof is declared null and void;
xxi.	Abandonment of business at any airport for 30 days; or
xxii.	Any event of condition involving financial impact to the Borrower of its Subsidiaries in excess of $10 million that could have a Material Adverse Effect.

An Event of Default in (xv), (xx) or (xxi) above that affects an FBO or FBOs (other than the sixteen largest FBO contributors of EBITDA)[1]  may be cured prior to acceleration of the Loans by prepayment of that portion of the Term Loan Facility that corresponds to the highest of the projected, actual or preceding three-year average EBITDA contribution of the affected FBO(s). Such prepayment will release the affected FBO(s) from the Loan Documents. This method of cure may be exercised only once during the term of the Loans, and only if the proportional EBITDA contribution of the affected FBO(s) does not exceed 5% of aggregate EBITDA.

____________________
1 Santa Monica to be added as Non-Eligible FBO.

IV. Interest Rate and Fees

39. Interest Rate	The Facilities will bear interest at one, two, three or six month LIBOR plus the Applicable Margin.

40. Applicable Margin	From the Refinancing Term Loan Disbursement Date (December 12, 2005) to the 3rd anniversary of such date: 1.75%

From the 3rd anniversary to the Term Loan Maturity Date: 2.00%.

41. Interest Payment Date
Interest will be paid in arrears on the last day of each Interest Period, except in the case of a six month Interest Period, where interest will also be paid three months from the start of the Interest Period.

42. Interest Period	One, two, three or six months.

43. Default Rate	Interest Rate plus 2% per annum.

44. Commitment Fee
0.50% per annum of the undrawn portion of the Facilities, including the Supermarine Acquisition Term Facility, payable on any Interest Payment Date. The Commitment Fee will accrue in arrears from the Closing Date.

V. Flow of Funds

45. Priority of Payments	Payments for the following amounts shall be made in the following order of priority:

	i.	Operating Costs;
	ii.	Fees and expenses due to the Lead Arrangers and Senior Lenders;
	iii.	Interest on the Term Loan Facility and the Revolving Credit Facility, as well as any periodic scheduled hedging obligations;
	iv.	Mandatory Prepayments of the Loans;
	v.	Any required payments to the Debt Service Reserve Account;
	vi.	Optional Repayment and any hedging termination obligations payable as a result of such repayment;
	vii.	Any payments (if applicable) to the Special Reserve Account;
	viii.	Distributions to Equity Investor.

46. Debt Service Reserve Account
Borrower shall maintain a Debt Service Reserve Account in an amount equal to six months of Mandatory Debt Service payable under the Facilities. The Debt Service Reserve Account shall be fully funded on the Amendment Closing Date. Alternatively, a letter of credit by a financial institution rated at least A-/A3 may be posted for the benefit of the Senior Lenders.

VI. Ratios

47. Debt Service Coverage Ratio
The Debt Service Coverage Ratio (“DSCR”) for a particular period will be calculated on a quarterly basis as the ratio of (a) Net Cash Flow for the twelve-month period ending on the respective calculation date to (b) Mandatory Debt Service for the twelve-month period ending on the respective calculation date.

48. Debt to EBITDA Ratio	The Debt to EBITDA Ratio as of a particular date will be calculated as the ratio of (a) total amount of Facilities outstanding to (b) earnings before interest, tax, depreciation and amortization.

49. Net Cash Flow
“Net Cash Flow” means, in respect of any period, (a) aggregate Project Revenues received during such period plus additional equity contributions during such period not used to pay for Expansion Capital Expenditures and unusual and non-recurring expenses relating to integration of FBO businesses, less (b) the operating expenses, maintenance capital expenditure and taxes paid during such period, but excluding any Expansion Capital Expenditures funded with distributed amounts or equity contributions or financed with permitted debt, all unusual and non-recurring expenses relating to the integration of the FBO businesses funded with distributed amounts or equity contributions or financed with permitted debt, non-cash charges, interest and principal payments on the loans, distributions, investments, costs paid by insurance proceeds, and employee phantom stock ownership plan payments.

VII. General

50. Reporting requirements of the Borrower	i.	Annual audited Financial Statements no later than 90 days after close of each fiscal year;
	ii.	Quarterly Financial Statements no later than 45 days after close of each fiscal quarter;
	iii.	Contemporaneously with delivery of (i) and (ii): a compliance certificate stating that an Event of Default has not occurred, or if an Event of Default has occurred and is continuing (and assuming the Administrative Agent has agreed in its discretion to extend the cure period), a statement as to the nature thereof and proposed cure remedies;
	iv.	a certificate stating all expansion capital expenditures during the previous quarter and the source of funds for such expenditures;
	v.	Monthly operating reports no later than 30 days after close of each month;

	vi.	EBITDA certificate no later than 30 days after close of each fiscal quarter during the EBITDA Test Period, certifying the EBITDA for the twelve-month period;
	vii.	Debt to EBITDA Ratio certificate no later than 30 days after close of each fiscal quarter during the Leverage Ratio Test Period, certifying the Debt to EBITDA Ratio for the twelve-month period; and
	viii.	DSCR certificate no later than 30 days after the close of each fiscal quarter, certifying the DSCR for the twelve-month period.

51. Governing Law	The documentation is governed by New York law, venue shall be in New York County, and contains a waiver of jury trial.